UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 21, 2010 (December 16, 2010)

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
No. 93 West Xinsong Road
Kaifeng City, Henan Province
People’s Republic of China 475002

(Address of principal executive offices)

(+86) 378-292-5211
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[    ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 16, 2010, Mr. Renrui tang resigned as the interim Chief Financial Officer of China Valves Technology, Inc. (the “Company”) effective immediately. Mr. Tang’s resignation is not in connection with any known disagreement with the Company on any matter. On December 16, 2010, the board of directors of the Company appointed Mr. Gang Wei as the Chief Financial Officer. Mr. Tang will remain with the Company as Financial Controller.

Mr. Wei was Chief Financial Advisor of State Grid International Development Limited from February 2010 to December 2010, which is a subsidiary of State Grid Corporation of China, where he served as a key management member to help State Grid acquire transmission business at Brazil and copper mining business at Chile. He was also responsible for financial reporting, financial planning and analysis, budgeting and treasury management. From September 2007 to February 2010, Mr. Wei was European Regional Controller and Treasury Accounting Manager for EMEA and America of Brambles Limited at London, a global business service group headquartered in Sydney, Australia that operates in over 45 countries and is listed on the ASX under the ticker symbol BRB. Among other responsibilities, he managed the financial reporting and financial control function for a number of entities located in the region. He was also responsible for performance management, treasury management and risk control. From June 2004 to September 2007, Mr. Wei served as Senior Group Accountant and Senior Accounting Manager at Kazakhmys PLC, a FTSE 100 company headquartered in London that operates in mining, natural resources, energy and manufacturing. From February 2001 to September 2002, Mr. Wei was the Chief Financial Officer of Coastal Industrial Group. Between November 1997 and January 2001, Mr. Wei worked as Finance Manager for China Laurel Group. Mr. Wei earned a doctorate degree in Finance from Cardiff Business School of Cardiff University in UK. He is a member of CPA of China Mainland and Hong Kong, fellow member of ACCA, and charter holder of CFA.

No family relationship exists between Mr. Gang Wei and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Mr. Wei and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On December 16, 2010, China Valves Technology, Inc. (the “Company”) and Mr. Wei entered into an employment agreement (the "Employment Agreement"), which is effective as of December 16, 2010 (the “Effective Date”) and will expire on December 16, 2015 (the “Employment Period”). The Employment Agreement provides, among other things, that Mr. Wei's base salary will be RMB75,000 per month (approximately $11,232). Additionally, within three months of the Effective Date, upon approval of the board of directors of the Company, the Company will grant Mr. Wei options to purchase 500,000 shares of the Company's common stock at the price of $10.31 per share. Mr. Wei may exercise options to purchase 260,000 shares on the first anniversary of his employment with the Company, and 30,000 share every three months after the first anniversary. During the Employment Period, if The Employment Agreement contains covenants prohibiting Mr. Wei from competing with the Company during the Employment Period and for three years after the Employment Period. The Employment Agreement also prohibits Mr. Wei from disclosing any confidential information of the Company.

The foregoing summary of the material terms and conditions of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

A copy of a December 16, 2010 press release announcing Mr. Gang Wei's appointment as Chief Financial Officer of the Company is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(d)	Exhibits.

Number	Description
10.1	English translation of Employment Agreement by and between China Valves Technology, Inc. and Gang Wei, dated December 16, 2010.
99.1	Press Release, dated December 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: December 21, 2010

/s/ Jianbao Wang
Jianbao Wang
Chief Executive Officer

EXHIBIT INDEX
Number	Description
10.1	English translation of Employment Agreement by and between China Valves Technology, Inc. and Gang Wei, dated December 16, 2010.
99.1	Press Release, dated December 16, 2010.